UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 23, 2003

THE ANDERSONS, INC.
(Exact name of registrant as specified in its charter)

OHIO (State or other jurisdiction of incorporation or organization)	34-1562374 (I.R.S. Employer Identification No.)

480 W. Dussel Drive, Maumee, Ohio (Address of principal executive offices)	43537 (Zip Code)

Registrant’s telephone number, including area code (419) 893-5050

Item 12:

     The following press release was issued on July 23, 2003:

The Andersons, Inc.
480 W. Dussel Drive
Maumee, Ohio 43537

FOR IMMEDIATE RELEASE	AT THE COMPANY:

WEDNESDAY, JULY 23, 2003	Gary Smith (419) 891 — 6417

THE ANDERSONS, INC. REPORTS STRONG EARNINGS

2ND BEST QUARTER IN COMPANY’S HISTORY

EPS $1.08 vs. $1.17 Last Year

MAUMEE, OHIO, JULY 23, 2003—The Andersons, Inc. (Nasdaq: ANDE), today announced second-quarter net income of $7.8 million, or $1.08 per diluted share. In the same three-month period of 2002, the company reported net income of $8.8 million, or $1.17 per diluted share. The net income and earnings per share achieved in the most recent quarter represented the company’s second best quarter ever, only exceeded by the same three-month period in 2002. Total revenues of $312 million for the period were $11 million higher than the second quarter of 2002.

Net income for six months was $8.2 million, or $1.12 per diluted share, with revenues of $550 million. In comparison, net income for the first half of 2002 totaled $10.4 million, or $1.39 per diluted share, on revenues of $516 million.

The Agriculture Group’s grain business experienced an operating income decline during the first two quarters this year. U.S. stocks of corn, soybeans and wheat have fallen to five-year lows following poor planting and growing conditions in 2002. As a result, demand for grain storage space softened in the first half of 2003, and fewer bushels were handled by the group’s elevators, causing a reduction in gross profit from last year’s record levels. The company had previously indicated that the 2003 decline was to be expected. Recently, industry analysts and the U.S. Dept. of Agriculture have indicated that there is a strong possibility that 2003 crops will produce record yields. The group’s plant nutrient business achieved bottom-line improvement in both the first and second quarters this year. During the most recent three months, volume growth in industrial and specialty agricultural products, better than trend-line margins across most traditional product lines, and expense savings in a number of areas contributed to this improvement. Total

Agriculture Group operating income was $8.1 million in the second quarter, and stands at $8.4 million through six months.

The Rail Group’s operating income of $1.4 million in the second quarter was up significantly from the same three-month period in 2002. During the period, the group continued to increase the fleet of rail equipment that it owns or manages. At mid-year, the fleet consists of 74 locomotives and more than 5,900 rail cars. Improved utilization of the fleet, with a growing number of cars in active lease service, contributed to the income growth. Although railcar values and monthly lease rates are still below historical averages, these have begun to recover somewhat. During the second quarter, the volume of business in the group’s rail car repair and fabrication shops also increased significantly, contributing to the group’s operating income improvement. The group also started a rail car repair business in South Carolina. The Rail Group’s operating income for the first half of 2003 amounted to $1.7 million.

The Processing Group broke even in the second quarter, essentially matching its prior year results for the period. First-half operating income totaled $3.7 million, or $1.4 million better than the first half of 2002. Through six months, turf-care product sales were up about 16 percent in professional markets and 29 percent in consumer/industrial markets. However, because of product and customer mix changes and higher nitrogen ingredient costs only partially offset by price increases, gross margins were somewhat lower. Sales growth in the group’s cob-based products business also contributed to the group’s first-half income improvement.

The Retail Group experienced a 2 percent decline in same-store sales in the second quarter compared to the same three-month period in 2002 due to softness in the general economy, new competition in the Toledo area, and weather-related softness in sales of nursery stock. This decline was an improvement from the 8 percent drop experienced in the first quarter, however. Despite lower gross profit attributable to the drop in revenue, store operating costs were reduced in the April – June period, and operating income of $4.3 million equaled the previous year’s second-quarter performance. Through six months, the group’s operating income is $1.6 million.

“Our most recent quarterly performance should probably be viewed from several different perspectives,” said President and Chief Executive Officer Mike Anderson. “First, it was the second best quarter in the company’s entire 56-year history. Since our best-ever quarter was in the same three-month period of 2002, however, it shows up as a year-to-year decline. The most meaningful benchmark may well be that our April – June and first half results are at the upper end of the performance track that we’ve projected on several previous occasions.”

The company will host a webcast on Thursday, July 24, 2003 at 11:00 A.M. EDT, to discuss its second quarter performance and full-year outlook. The webcast can be accessed under “Financial Information” on its website at www.andersonsinc.com or at www.firstcallevents.com/service/ajwz384660748gf12.html.

The Andersons, Inc. is a respected leader and dominant regional player in grain merchandising and agricultural plant nutrients distribution. Its strong position in these basic businesses has allowed the company to diversify into the production of turf care products, rail equipment leasing, and general merchandise retailing. The company has been in operation since 1947.

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, and the risk factors set forth from time to time in the company’s filings with the Securities and Exchange Commission.

The Andersons, Inc. is located on the Internet at www.andersonsinc.com

FINANCIAL TABLES FOLLOW . . .

The Andersons, Inc.

Consolidated Statements of Income
(Unaudited)

	Three Months ended		Six months ended
	June 30		June 30
(in thousands, except for per share amounts)	2003	2002	2003	2002

Sales and merchandising revenues	$311,891	$301,098	$549,830	$515,929

Cost of sales and merchandising revenues	263,911	251,557	467,614	430,039

Gross profit	47,980	49,541	82,216	85,890

Operating, administrative and general expenses	34,869	35,219	67,307	67,335

Interest expense	2,213	2,573	4,516	5,286

Other income	1,114	838	2,215	1,630

Income before income taxes	12,012	12,587	12,608	14,899

Income taxes	4,164	3,827	4,371	4,530

Net income	$7,848	$8,760	$8,237	$10,369
Per common share:
Basic earnings	$1.10	$1.20	$1.15	$1.42

Diluted earnings	$1.08	$1.17	$1.12	$1.39

Dividends paid	$0.07	$0.065	$0.14	$0.13

Weighted average shares outstanding-basic	7,130	7,299	7,155	7,294

Weighted average shares outstanding-diluted	7,294	7,509	7,344	7,445

The Andersons, Inc.

Consolidated Balance Sheets
(Unaudited)

	June 30	December 31	June 30
(in thousands)	2003	2002	2002

Assets

Current assets:

Cash and cash equivalents	$14,573	$6,095	$7,072

Accounts receivable (net) and margin deposits	62,780	59,800	67,537

Inventories	170,450	256,275	149,582

Other current assets	12,199	15,716	17,058

Total current assets	260,002	337,886	241,249

Other assets	14,369	12,591	10,953

Railcar assets leased to others (net)	29,695	26,399	31,577

Property, plant and equipment (net)	91,653	92,939	94,537

	$395,719	$469,815	$378,316

Liabilities and shareholders’ equity

Current liabilities:

Notes payable	$60,000	$70,000	$41,800

Other current liabilities	115,576	187,056	126,599

Total current liabilities	175,576	257,056	168,399

Deferred items, long-term liabilities and minority interest	24,068	23,647	19,911

Long-term debt	84,752	84,272	85,529

Shareholders’ equity	111,323	104,840	104,477

	$395,719	$469,815	$378,316

Segment Data
(Unaudited)

	Agriculture	Rail	Processing	Retail	Other	Total

Quarter ended June 30, 2003

Revenues from external customers	$207,503	$12,681	$37,130	$54,577	$—	$311,891

Other income	433	35	115	395	136	1,114

	$207,936	$12,716	$37,245	$54,972	$136	$313,005

Operating income (loss)	$8,091	$1,376	$(33)	$4,262	$(1,684)	$12,012

Quarter ended June 30, 2002

Revenues from external customers	$209,197	$4,056	$32,283	$55,562	$—	$301,098

Other income	220	30	166	255	167	838

	$209,417	$4,086	$32,449	$55,817	$167	$301,936

Operating income (loss)	$9,522	$140	$(113)	$4,307	$(1,269)	$12,587

Six months ended June 30, 2003

Revenues from external customers	$356,696	$17,063	$89,550	$86,521	$—	$549,830

Other income	976	85	318	533	303	2,215

	$357,672	$17,148	$89,868	$87,054	$303	$552,045

Operating income (loss)	$8,384	$1,680	$3,706	$1,639	$(2,801)	$12,608

Six months ended June 30, 2002

Revenues from external customers	$344,037	$8,216	$73,264	$90,412	$—	$515,929

Other income	487	33	289	374	447	1,630

	$344,524	$8,249	$73,553	$90,786	$447	$517,559

Operating income (loss)	$12,046	$520	$2,305	$2,568	$(2,540)	$14,899

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Andersons, Inc.

Date: July 23, 2003	By: /s/Michael J. Anderson Michael J. Anderson President and Chief Executive Officer